EXHIBIT 99.1

Rosetta Resources Inc. Names New Financial Officer

John E. Hagale to assume duties of Executive Vice President, Chief Financial Officer and Treasurer

HOUSTON, TEXAS, October 24, 2011/ GLOBENEWSWIRE/ -- Rosetta Resources Inc. (NASDAQ: ROSE) today announced that John E. Hagale has been named Executive Vice President.  He officially joins the Company as Executive Vice President on October 24, 2011 and will assume the additional titles of Chief Financial Officer and Treasurer on November 9, 2011.

 In his new role, Hagale will lead the financial, accounting, tax, investor relations and marketing and trading functions.  He has more than 30 years of financial experience in oil and gas and healthcare.

“John has an extensive management and financial background and a broad knowledge base of the energy business,” said Randy Limbacher, Chairman, Chief Executive Officer and President.  “His insights and expertise will be instrumental in moving forward our growth strategy and taking full advantage of the numerous investment opportunities we have in the Eagle Ford shale and Southern Alberta Basin.

Hagale previously served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of The Methodist Hospital System for eight years.  He also held executive financial positions with Burlington Resources Inc. and its predecessor Burlington Northern Inc. for 15 years, including Executive Vice President and Chief Financial Officer of Burlington Resources Inc.  He began his career with Deloitte Haskins and Sells.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale and in the Southern Alberta Basin in northwest Montana.  The Company is a Delaware Corporation based in Houston, Texas.

Investor Contact:

Teri Greer
Rosetta Resources Inc.
(713) 335-4008
greert@rosettaresources.com